Exhibit 3.3

State of Delaware
Secretary of State
Division or Corporations
Delivered 03:38 PM 12/13/2004 FILED 03:09 PM 12/13/2004 SRV 040899194—3895317 FILE

CERTIFICATE OF FORMATION

OF

ABF MERGER CO., LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and know, identified, and referred to as the “Delaware Limited, Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereafter called the “limited liability company”) is ABF MERGER CO., LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 13th day of December, 2004.

/s/ Scott A. Heitland
Scott A. Heitland,
Authorized Person

State of Delaware
Secretary of State
Division or Corporations
Delivered 02:56 PM 12/20/2004 FILED 02:56 PM 12/20/2004 SRV 040922229—3895317-FILE

CERTIFICATE OF MERGER

OF

ADVANCED BUSINESS FULFILLMENT, INC.

(a Missouri corporation)

AND

ABF MERGER CO., LLC

(a Delaware limited liability company)

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, it is hereby certified that:

1. The constituent business entities participating in the merger herein certified are:

(i) Advanced Business Fulfillment, Inc., which is incorporated under the laws of the State of Missouri; and

(ii) ABF Merger Co., LLC, which is organized under the laws of the State of Delaware.

2. An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent business entities, in the case of the merging corporation, in accordance with the laws of the State of its incorporation, and in the case of the surviving limited liability company, in accordance with the provisions of subsection (b) of Section 18-209 of the Delaware Limited Liability Company Act.

3. The effective date of the merger is December 31, 2004, which does not exceed 90 days after the date of filing this Certificate of Merger.

4. The name of the surviving limited liability company in the merger herein certified is ABF Merger Co., LLC, a Delaware limited liability company, which will continue its existence as the surviving limited liability company under the name “Advanced Business Fulfillment, LLC” as hereinafter set forth upon the effective date of the merger pursuant to the provisions of the Delaware Limited Liability Company Act.

5. The Certificate of Formation of the surviving entity is hereby amended as follows:

“FIRST: The name of the limited liability company (hereafter called the “limited liability company”) is Advanced Business Fulfillment, LLC.”

6. The executed Agreement of Merger between the aforesaid constituent business entities is on file at the place of business of the aforesaid surviving limited liability company, the address of which is as follows: 3183 Rider Trail South, Earth City, Missouri 63045.

5. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving limited liability company, on request, and without cost, to any member of the surviving limited liability company or any person holding an interest in the merging corporation.

IN WITNESS WHEREOF, the surviving limited liability company has caused this certificate to be signed by an authorized person, this 15th day of December, 2004.

ABF MERGER CO., LLC

By: Envoy Corporation, its Sole Member

By:	/s/ David Amburgey
David Amburgey, Senior Vice President

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